Exhibit 99.1

Emerald Reports Second Quarter 2020 Financial Results

NEW YORK, N.Y. – August 3, 2020 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences and marketing solutions, today reported financial results for the second quarter ended June 30, 2020.

Highlights

•	Second quarter results negatively impacted by event cancellations due to the COVID-19 pandemic
•	Impact of revenue declines on operating income offset by initial claims confirmed under Emerald’s event cancellation insurance policy
•

To date, Emerald has submitted $95.1 million in claims, $89.1 million of which represents the net amount of budgeted gross revenues less avoided costs for cancelled events previously scheduled to take place in the first and second quarters

•	Insurance claim payments received to date total $48.2 million, of which $15 million was received in the second quarter and $33.2 million received in the third quarter
•

Emerald expects to submit incremental event cancellation insurance claims of approximately $40 million for additional events that were originally scheduled to take place in the second half of the year and which have been cancelled

•	Net income of $9.9 million for the second quarter 2020, compared to net income of $11.4 million for the second quarter 2019
•

Adjusted EBITDA, a non-GAAP measure, of $33.2 million for the second quarter 2020, compared to $36.5 million for the second quarter 2019 (Refer to Schedule 2 for a reconciliation to net income, the most directly comparable GAAP measure)

•

Adjusted Net Income, a non-GAAP measure, of $20.4 million for the second quarter 2020, compared to $19.5 million for the second quarter 2019 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)

•	Emerald continued to drive operational efficiencies across the Company through the second quarter by reducing its annual fixed cost run rate by over $15 million
•

Capital infusion transactions through sale of Series A Convertible Participating Preferred Stock (the “Preferred Stock”) delivered net proceeds in the second quarter 2020 of approximately $252 million;

•	Additional proceeds of approximately $9.7 million received subsequent to quarter end through sale of Preferred Stock in a public rights offering
•	Emerald expects to complete the remaining sale of Preferred Stock in August 2020, for additional net proceeds of approximately $126.9 million

Second Quarter 2020 Financial Performance

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	2019	Change	% Change	2020	2019	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$7.0	$103.0	$(96.0)	(93.2%)	$106.7	$240.4	$(133.7)	(55.6%)
Net income (loss)	$9.9	$11.4	$(1.5)	(13.2%)	$(560.2)	$37.9	$(598.1)	NM
Net cash (used in) provided by operating activities	$(30.8)	$28.4	$(59.2)	NM	$(22.0)	$40.0	$(62.0)	NM
Diluted income (loss) per share	$0.13	$0.16	$(0.03)	(18.8%)	$(7.85)	$0.52	$(8.37)	NM

Non-GAAP measures:
Adjusted EBITDA	$33.2	$36.5	$(3.3)	(9.0%)	$56.8	$94.3	$(37.5)	(39.8%)
Adjusted Net Income	$20.4	$19.5	$0.9	4.6%	$47.6	$57.0	$(9.4)	(16.5%)
Adjusted Diluted EPS	$0.29	$0.27	$0.02	7.4%	$0.67	$0.78	$(0.11)	(14.2%)
Free Cash Flow	$(32.0)	$27.8	$(59.8)	NM	$(24.3)	$39.1	$(63.4)	NM

Brian Field, Emerald’s Interim President and Chief Executive Officer said, “While the events industry has remained extremely challenging across the world, I am pleased with the progress that we have achieved positioning Emerald for the future: staying focused on our strategy, building new customer relationships and continuing to nurture and deliver value to existing clients.  Our position is further strengthened by our capital raise which provides us the financial flexibility to accelerate the implementation of strategic initiatives designed to improve all aspects of the customer experience at our shows while also investing in new digital offerings.  These digital offerings, which in the second quarter alone delivered more than 50,000 new customer leads, will allow us to engage with our customers year-round while opening new, high-return revenue streams.”

David Doft, Emerald’s Chief Financial Officer, added, “We are fortunate to have a comprehensive insurance policy which expressly covers losses due to event cancellation and postponement as a result of communicable disease.  Through the second quarter, we have submitted $89.1 million in total claims for events originally scheduled to stage in the first half and have received $48.2 million in initial claim payments.  Subsequent to quarter end, we have submitted an additional $6 million of claims for events which were originally scheduled to take place in the third quarter. Additionally, we continue to streamline our expense structure with the goal of driving excess cost out of the Company while improving our operational efficiency and scalability.  Year to date, we have removed over $15 million of fixed costs and see further opportunities to improve our profitability at both the Company and show level.  Our reduced cost structure in combination with our enhanced liquidity, has positioned Emerald to weather the near-term uncertainty and thrive over the long term.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers given this ongoing, unprecedented environment.  All employees continue to work in a remote environment and Emerald is actively engaging the Company’s communities with new on-line offerings while planning for future events.

The rapid spread of COVID-19 has had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial changes to the Company’s show calendar.  To date, Emerald has cancelled 59 events, and has not staged an in-person event since the middle of March. In total, these cancelled events accounted for approximately $197 million of 2019 revenues.  Emerald has also postponed 16 events to the second half of 2020, which events accounted for approximately $8 million of 2019 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19.  Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year. The aggregate limit under this event cancellation insurance policy is approximately $191.1 million in 2020 and $191.4 million in 2021, if losses arise for reasons within the scope of this policy.

In addition to this primary policy, Emerald maintains a separate event cancellation insurance policy for the Surf Expo Summer 2020 and Surf Expo Winter 2021 shows, with respective coverage limits of $6 million and $7.7 million.  While there is no assurance that the insurance carriers will agree that all of Emerald’s claims are covered under these policies, the Company believes that all shows that have been cancelled or postponed due to COVID-19 to date should qualify as covered losses with respect to these event cancellation insurance policies.

The Company has been preparing and submitting insurance claims for each of its cancelled shows. For events previously scheduled to take place in the first and second quarters, Emerald has submitted approximately $89.1 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events. Insurance claim payments received to date total $48.2 million, of which $15 million was received in the second quarter and $33.2 million received in the third quarter.   Subsequent to quarter end, the Company has submitted an additional $6 million of claims for events which were originally scheduled to take place in the third quarter.  The Company expects to submit further claims over the next several weeks representing events cancelled subsequent to June 30, 2020.

Financial & Operational Results, Quarter Ended June 30, 2020

For the second quarter of 2020, Emerald reported revenues of $7.0 million compared to revenues of $103.0 million for the second quarter of 2019, a decrease of $96.0 million, or 93.2%. The decrease primarily reflected an $84.6 million reduction from the cancellation of 20 second quarter events due to the COVID-19 crisis, most notably Outdoor Retailer Summer Market, HD Expo, RetailX and the Couture Collection Show, as well as an $8.0 million decline due to the postponement of eight second quarter 2020 events to the second half of the year. Discontinued events representing $1.1 million of second quarter 2019 revenues also impacted second quarter 2020 results. The G3 Communications (“G3”) acquisition, which closed in the fourth quarter of 2019, contributed $1.6 million of revenue in the second quarter of 2020. Organic revenues for the second quarter of 2020 declined $3.1 million, or 36.5%, as compared to the prior year second quarter.

The Company recognized net income of $9.9 million for the second quarter of 2020 compared to net income of $11.4 million for the second quarter of 2019.  The Company recorded $48.2 million of Other Income during the second quarter as a result of the confirmation of event cancellation insurance claims related to events cancelled in the first and second quarters.

For the second quarter of 2020, Adjusted EBITDA was $33.2 million, compared to $36.5 million for the second quarter of 2019, adjusted for show scheduling differences, including COVID-19 related postponements. The decrease in Adjusted EBITDA of $3.3 million was mainly due to the COVID-19 related cancellation of 20 second quarter events, representing prior year second quarter Adjusted EBITDA of $56.3 million, offset by the recognition of $48.2 million in Other Income related to event cancellation insurance claims confirmed. Second quarter 2020 Adjusted EBITDA also reflected the combined effect of lower Organic revenues, offset by the cost savings of measures implemented at the onset of the COVID-19 crisis.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash used in operating activities was $31.4 million in the second quarter of 2020, compared to cash provided by operating activities of $28.4 million in the second quarter of 2019, largely reflecting $27.2 million in refunds paid during the second quarter and the decline in cash receipts due to the cancellation of upcoming events, partially offset by the Company’s close management of operating cash flows given the challenging circumstances presented by the COVID-19 crisis. As a result of refunds paid, as of June 30, 2020, cancelled event liabilities were $45.6 million as compared to $72.1 million at March 31, 2020. Additionally, net cash used in operating activities was impacted by a $33.2 million insurance receivable, which was subsequently received in July.

Capital expenditures were $1.2 million for the second quarter of 2020, compared to $0.6 million for the second quarter of 2019.

Free Cash Flow, which the Company defines as net cash used in or provided by operating activities less capital expenditures, was an outflow of $32.6 million in the second quarter of 2020, compared to an inflow of $27.8 million in the second quarter of 2019.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its second quarter 2020 results at 5:00pm ET on Monday, August 3, 2020.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13706041. The replay will be available until 11:59 pm (Eastern Time) on August 10, 2020.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) stock-based compensation, (ii) deferred revenue, (iii) goodwill and other intangible asset impairment charges, (iv) other items that management believes are not part of our core operations, (v) amortization of deferred financing fees and discount, (vi) amortization of acquired intangible assets and (vii) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 on our business; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the timing for rescheduled trade show events; and the benefits of our cost reduction initiatives. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Revenues	$7.0	$103.0	$106.7	$240.4
Other income	48.2	-	48.2	-
Cost of revenues	(0.8)	32.3	42.8	78.2
Selling, general and administrative expense	25.1	33.1	63.2	68.2
Depreciation and amortization expense	12.2	13.2	25.0	26.4
Goodwill impairment charges	-	-	564.0	-
Intangible asset impairment charges	-	-	59.4	-
Operating income (loss)	18.7	24.4	(599.5)	67.6
Interest expense	5.6	7.8	12.3	15.8
Income (loss) before income taxes	13.1	16.6	(611.8)	51.8
Provision for (benefit from) income taxes	3.2	5.2	(51.6)	13.9
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc.	$9.9	$11.4	$(560.2)	$37.9
Accretion on and net income allocated to 7% Series A Convertible Participating Preferred stock	(0.3)		(0.1)
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc. common shareholders	$9.6	$11.4	$(560.3)	$37.9
Basic earnings (loss) per share	$0.13	$0.16	$(7.85)	$0.53
Diluted earnings (loss) per share	$0.13	$0.16	$(7.85)	$0.52
Basic weighted average common shares outstanding	71,444	71,905	71,413	71,866
Diluted weighted average common shares outstanding	71,470	72,965	71,413	72,995

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$218.6	$9.6
Trade and other receivables, net of allowances of $0.8 million and $1.1 million, as of June 30, 2020 and December 31, 2019, respectively	51.9	60.1
Insurance receivables	33.2	-
Prepaid expenses	8.8	24.0
Total current assets	312.5	93.7
Noncurrent assets
Property and equipment, net	4.4	4.2
Intangible assets, net	291.5	373.8
Goodwill	416.3	980.3
Right-of-use assets	17.6	18.3
Other noncurrent assets	1.2	1.4
Total assets	$1,043.5	$1,471.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$32.7	$22.2
Cancelled event liabilities	45.6	-
Deferred revenues	82.9	187.3
Revolving credit facility	-	10.0
Right-of-use liabilities, current portion	4.3	4.1
Term loan, current portion	5.7	5.7
Total current liabilities	171.2	229.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	517.5	519.7
Deferred tax liabilities, net	4.0	60.0
Right-of-use liabilities	15.1	15.7
Other noncurrent liabilities	5.9	6.8
Total liabilities	713.7	831.5
Commitments and contingencies
Shareholders’ equity
7% Series A Convertible Participating Preferred stock, $0.01 par value; 80,000 authorized at June 30, 2020 and December 31, 2019; 47,058 issued and outstanding at June 30, 2020 and no shares issued or outstanding at December 31, 2019	0.5	-
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,453 and 71,352 at June 30, 2020 and December 31, 2019, respectively	0.7	0.7
Additional paid-in capital	950.5	701.1
Accumulated deficit	(621.9)	(61.6)
Total shareholders’ equity	329.8	640.2
Total liabilities and shareholders’ equity	$1,043.5	$1,471.7

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended June, 30		Change		Six Months Ended June 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(dollars in millions)
Revenues	$7.0	$103.0	$(96.0)	(93.2%)	$106.7	$240.4	$(133.7)	(55.6%)
Add (deduct):
Acquisition revenues	(1.6)				(5.5)
Discontinued events		(1.1)				(3.4)
COVID-19 cancellations(1)		(84.2)				(118.5)
COVID-19 postponements(2)		(8.0)				(11.5)
Scheduling adjustments		(1.2)				-
Organic revenues	$5.4	$8.5	$(3.1)	(36.5%)	$101.2	$107.0	$(5.8)	(5.4%)

Notes:

(1)

Represents reduction in revenues as a result of the cancellation of certain events in the first and second quarter of 2020 that staged in the first quarter of 2019 and all events that staged in the second quarter of 2019, due to COVID-19.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

(2)	Represents deferral of revenues to the second half of 2020 as a result of the postponement of certain events that staged during the second quarter of 2019, due to COVID-19.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Net income (loss)	$9.9	$11.4	$(560.2)	$37.9
Add (deduct):
Interest expense	5.6	7.8	12.3	15.8
Provision for (benefit from) income taxes	3.2	5.2	(51.6)	13.9
Goodwill impairment charges(1)	-	-	564.0	-
Intangible asset impairment charges(2)	-	-	59.4	-
Depreciation and amortization	12.2	13.2	25.0	26.4
Stock-based compensation	1.1	2.6	2.7	4.2
Deferred revenue adjustment	-	0.1	-	0.2
Other items(3)	1.2	0.9	5.2	2.2
Scheduling adjustments	-	(4.7)	-	(6.3)
Adjusted EBITDA	$33.2	$36.5	$56.8	$94.3

Notes:

(1)	For the six months ended June 30, 2020, represents a non-cash charge of $564.0 million for goodwill in connection with the Company’s interim testing of goodwill for impairment.
(2)

Intangible asset impairment charges for the six months ended June 30, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended June 30, 2020 included: (i) $1.0 million in transition costs, including a one-time severance expense of $0.9 million, (ii) $0.6 million in non-recurring legal, audit and consulting fees, offset by (iii) a $0.4 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the three months ended June 30, 2019 included: (i) $0.1 million in transaction costs in connection with certain acquisition transactions, (ii) $0.7 million in transition costs and (iii) $0.1 million in non-recurring legal, audit and consulting fees.  Other items for the six months ended June 30, 2020 included: (i) $4.4 million in transition costs, including one-time severance expense of $2.8 million, (ii) $0.8 million in non-recurring legal, audit and consulting fees and (iii) $0.4 million in transaction costs in connection with certain acquisition transactions offset by (iv) $0.4 million reduction to expense related to the remeasurement of contingent consideration.  Other items for the six months ended June 30, 2019 included: (i) $0.6 million in transaction costs in connection with certain acquisition transactions, (ii) $1.4 million in transition costs and (iii) $0.2 million in non-recurring legal, audit and consulting fees.

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net income (loss)	$9.9	$11.4	$(560.2)	$37.9
Add (deduct):
Stock-based compensation	1.1	2.6	2.7	4.2
Deferred revenue adjustment	-	0.1	-	0.2
Goodwill impairment charges(1)	-	-	564.0	-
Intangible asset impairment charges(2)	-	-	59.4	-
Other items(3)	1.2	0.9	5.2	2.2
Amortization of deferred financing fees and discount	0.4	0.4	0.7	0.7
Amortization of acquired intangible assets	11.5	12.5	23.6	25.1
Scheduling adjustments	-	(4.7)	-	(6.3)
Tax adjustments related to non-GAAP adjustments(4)	(3.7)	(3.7)	(47.8)	(7.0)
Adjusted Net Income	$20.4	$19.5	$47.6	$57.0
Adjusted basic earnings per share	$0.29	$0.27	$0.67	$0.79
Adjusted diluted earnings per share	$0.29	$0.27	$0.67	$0.78
Basic weighted average common shares outstanding	71,444	71,905	71,413	71,866
Diluted weighted average common shares outstanding	71,470	72,965	71,447	72,995

Notes:

(1)	Represents non-cash goodwill impairment charges described in Note 1 to Schedule 2 above.
(2)	Represents non-cash intangible asset impairment charges described in Note 2 to Schedule 2 above.
(3)	Represents other items described in Note 3 to Schedule 2 above.
(4)

Reflects application of U.S. federal and state enterprise tax rate of 26.2% and 31.3% for the three months ended June 30, 2020 and 2019, respectively.   For the six months ended June 30, 2020, represents the application of U.S. Federal and state enterprise tax rate of 25.7% to non-impairment related items and the actual tax effect of non-cash impairment charges of $39.6 million. For the six months ended June 30, 2019, represents the application of U.S. Federal and state enterprise tax rate of 26.8%.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollars in millions) (unaudited)
Net Cash (Used in) Provided by Operating Activities	$(31.4)	$28.4	$(22.6)	$40.0
Less:
Capital expenditures	1.2	0.6	2.3	0.9
Free Cash Flow	$(32.6)	$27.8	$(24.9)	$39.1

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollars in millions)
Revenues
Commerce	$1.5	$42.5	$51.0	$127.9
Design and Technology	3.9	49.6	40.7	88.6
All Other	1.6	10.9	15.0	23.9
Total revenues	$7.0	$103.0	$106.7	$240.4

Other Income
Commerce	34.6	-	$34.6	-
Design and Technology	12.9	-	12.9	-
All Other	0.7	-	0.7	-
Total other income	$48.2	$—	$48.2	$—

Adjusted EBITDA
Commerce	$31.1	$22.4	$49.2	$74.5
Design and Technology	12.0	24.3	22.6	36.9
All Other	(0.3)	3.4	2.9	7.8
Subtotal Adjusted EBITDA	$42.8	$50.1	$74.7	$119.2

General corporate and other expenses	(9.6)	(8.9)	(17.9)	(18.6)
Interest expense	(5.6)	(7.8)	(12.3)	(15.8)
Goodwill impairment charges	-	-	(564.0)	-
Intangible asset impairment charges	-	-	(59.4)	-
Depreciation and amortization expense	(12.2)	(13.2)	(25.0)	(26.4)
Stock-based compensation expense	(1.1)	(2.6)	(2.7)	(4.2)
Deferred revenue adjustment	-	(0.1)	-	(0.2)
Other items	(1.2)	(0.9)	(5.2)	(2.2)
Income (loss) before taxes	$13.1	$16.6	$(611.8)	$51.8